EXHIBIT 10.2
Vector Group Ltd.
Executive Compensation Clawback Policy
(Adopted as of March 3, 2014)

I.	General

As a condition to receiving bonus and incentive-based compensation from Vector Group Ltd. (the “Company”) and its subsidiaries, each executive officer named in the summary compensation table of the Company’s proxy statement (a “NEO”) shall enter into an agreement with the Company providing that any performance-based compensation awarded, paid or payable by the Company or any of its subsidiaries subsequent to the date of adoption of this Policy shall be subject to recovery or “clawback” by the Company pursuant to this policy.

II.	Procedure

a.
In the event of a restatement of the Company’s financial results (other than due to a change in applicable accounting methods, rules or interpretations) the result of which is that any performance-based compensation paid would have been lower had it been calculated based on such restated results, the Compensation Committee of the Board of Directors (the “Committee”) shall review such performance-based compensation.

b.
If the Committee determines that the amount of any such performance-based compensation actually paid or awarded to a NEO (the "Awarded Compensation") would have been a lower amount had it been calculated based on such restated financial statement (the "Actual Compensation"), and that such NEO engaged in fraud, material financial or ethical misconduct or recklessness in the performance of the NEO’s duties, which materially contributed to the need for such restatement, then the Committee shall, except as provided below, seek to recover for the benefit of the Company the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation (such difference, the "Excess Compensation"). In determining the after-tax portion of such Excess Compensation, the Committee shall take into account its good faith estimate of the value of any tax deduction available to the NEO in respect of such repayment.

c.
The Committee shall not seek recovery to the extent it determines (i) that to do so would be unreasonable or (ii) that it would be better for the Company not to do so. In making such determination, the Committee shall take into account such considerations as it deems appropriate, including without limitation (A) the likelihood of success under governing law versus the cost and effort involved, (B) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the occurrence of the act in respect of the applicable fraud or intentional illegal conduct and (D) any threatened or pending legal proceeding relating to the applicable fraud or intentional illegal conduct.

d.	Before the Committee determines to seek recovery pursuant to this policy, it shall provide to the applicable NEO prior written notice and the opportunity to be heard, at a meeting of the Committee

(which may be in-person or telephonic, as determined by the Committee) held after a reasonable time period.

e.
If the Committee determines to seek a recovery pursuant to this policy, it shall make a written demand for repayment from the NEO and, if the NEO does not within a reasonable period tender repayment in response to such demand, and the Committee determines that he or she is unlikely to do so, the Committee may initiate legal proceedings against the NEO for such repayment.

f.
For the purposes of this policy the term “performance-based compensation” means all bonuses and other incentive and equity compensation awarded to each of the Company’s NEOs, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective, financial performance criteria measured during any part of the period covered by the restatement.

Any determination, modification, interpretation or other action by the Committee pursuant to this policy shall be made and taken by a vote of a majority of its members. The Committee has the sole authority to construe, interpret and implement this policy, make any determination necessary or advisable in administering this policy, and modify, supplement, rescind or replace all or any portion of this policy.